Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 28, 2018, with respect to the financial statements and supplemental schedule included in the Annual Report of the GCI 401(k) Plan on Form 11-K for the year ended December 31, 2017. We hereby consent to the incorporation by reference of said report in the Registration Statement of GCI Liberty, Inc. on Forms S-8 (File No. 333-223667).

/s/ GRANT THORNTON LLP

Seattle, Washington
June 28, 2018